Exhibit 99.1

ARES CAPITAL CORPORATION

ANNOUNCES PLANS TO RAISE PRIVATE DEBT FUND

New York, NY—June 29, 2009—Ares Capital Corporation (NASDAQ: ARCC) announced today that it plans to privately raise up to $250 million through a private debt fund that would invest principally in newly originated and secondary senior secured debt.  The new fund would be managed by a wholly owned subsidiary of Ares Capital.  The purpose of the new fund is to capitalize on current market opportunities by leveraging Ares Capital’s investment and management infrastructure.

In connection with the private fund raise Ares Capital anticipates selling a warrant for fair value to the new fund for cash that would permit the fund, upon certain circumstances, to purchase up to 20% of Ares Capital’s common stock.  The exercise price of the warrant will be the greater of the net asset value per share of Ares Capital’s common stock or the trading price of the common stock on the day before the warrant is issued.  The warrant will be exercisable over a 4 year period beginning a year after it is issued, subject to earlier termination upon certain events.  Assets of the fund will not be owned by Ares Capital unless they are delivered as part of the exercise price (which can be delivered in cash or in securities) for the warrant and liabilities of the fund will not be liabilities of Ares Capital.  Further, the fund would generate management and potential incentive fee income to Ares Capital through its wholly owned subsidiary.

Any limited partnership interests in the fund will be sold pursuant to exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D promulgated thereunder, and only to investors who are both “accredited investors” within the meaning of Regulation D and “qualified purchasers” under the Investment Company Act of 1940.  Neither the fund interests nor the warrant will be registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Certain statements in this press release may contain forward-looking statements concerning the fund and the warrant.  These statements are based on Ares Capital’s current expectations.  Ares Capital can give no assurance that the fund will be raised or that the warrant will be issued (or, if issued, exercised).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the fund interests or the warrant in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  This release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.